Exhibit 99.1

2005-12

Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

COOPER CAMERON NAMES LORNE E. PHILLIPS AS TREASURER

HOUSTON (July 6, 2005) — Cooper Cameron Corporation has named Lorne E. Phillips as treasurer. He will have responsibility for corporate finance, cash management and banking relationships with respect to Cooper Cameron and its subsidiaries, and will report to Franklin Myers, senior vice president and chief financial officer.

Phillips has been with Cooper Cameron since 1999, and has served as General Manager of Cooper Cameron Valves’ (CCV) Canadian operations since 2003. He had also been vice president, Marketing and M&A for CCV from 2000 to 2003, and previously served as manager, Project Marketing for Cooper Cameron in the Company’s corporate office. Phillips holds a Bachelor of Arts degree from Rice University and an M.B.A. from the Harvard Graduate School of Business Administration.

“Lorne’s operations, marketing and M&A experience at CCV, combined with his earlier history at Cooper Cameron in business development and corporate finance, make him ideally suited for this position,” Myers said. “We are pleased to welcome him back to Houston and to his new role in the corporate office.”

Cooper Cameron Corporation (NYSE: CAM) is a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications, and provides oil and gas separation, metering and flow measurement equipment. Cooper Cameron is also a leading manufacturer of centrifugal air compressors, integral and separable gas compressors and turbochargers.

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Website: www.coopercameron.com